Exhibit 99.3

PRESS RELEASE

March 2, 2011

Nile Therapeutics Receives Positive Nasdaq Panel Determination

SAN MATEO, Calif., March 2, 2011 -- Nile Therapeutics, Inc. (NASDAQ: NLTX), a company focused on the development of novel therapeutics for heart failure patients, today announced that, on March 1, 2011, the Company received a positive determination from the NASDAQ Listing Qualifications Panel (the "Panel") indicating that the Panel had granted the Company's request for an extension to remain listed on The NASDAQ Stock Market ("NASDAQ").  In accordance with the terms of the Panel's decision, the Company's continued listing on NASDAQ is subject to the Company evidencing compliance with NASDAQ's minimum $1.00 bid price requirement, as set forth in Listing Rule 5550(a)(2), by May 31, 2011.  The Company may evidence compliance with the bid price requirement by evidencing a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days by May 31, 2011.

As previously disclosed, on November 30, 2010, the Company was notified by NASDAQ that its securities were subject to delisting based upon the Company's failure to satisfy the minimum bid price requirement.  The Company subsequently attended a hearing before the Panel at which it presented its plan to regain compliance with the minimum bid price requirement by May 31, 2011.  May 31, 2011 constitutes the full extent of the Panel's discretion to grant the Company an extension to remedy the bid price deficiency.  While the Company is working to timely satisfy the terms of the Panel's decision, there can be no assurance that it will be able to do so.

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical needs. Nile is initially focusing its efforts on developing its lead compound, cenderitide, a novel rationally designed chimeric peptide in clinical studies for the treatment of heart failure, and CU-NP, a novel rationally designed natriuretic peptide. More information on Nile can be found at http://www.nilethera.com.

Safe Harbor Paragraph for Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Nile's ability to regain compliance with NASDAQ's listing requirements are forward-looking statements. Nile may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on Nile's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Nile makes. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that Nile makes include whether the price of Nile's common stock will close at or above $1.00 for at least 10 consecutive business days prior to May 31, 2011, Nile's need to raise additional capital to fund its product development programs to completion, Nile's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in greater detail in the reports Nile files with the Securities and Exchange Commission, including those described under the caption "Risk Factors" in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 3, 2010. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.